EXHIBIT D

      The name and principal occupation or employment, which in each instance is with The Aries Master Fund ("Aries Fund") located at c/o MeesPierson (Cayman) Limited, P.O. Box 2003, British American Centre, Phase 3, Dr. Roy's Drive, George Town, Grand Cayman, of each executive officer and director of Aries Trust is as follows:

                                                    PRINCIPAL OCCUPATION
               NAME                                     OR EMPLOYMENT
               ----                                     -------------

Paramount Capital Asset Management, Inc.              Investment Manager

MeesPierson (Cayman) Management Limited               Administrator

      Exhibit B is hereby incorporated by reference.

Item 2.

      During the five years prior to the date hereof, neither of the above persons (to the best of Aries Fund's knowledge) have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Items 3-6.

      Please refer to Items 3-6 herein reporting the beneficial ownership.


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